Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CRUDE CARRIERS CORP.
PURSUANT TO
THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT
ARTICLE I
Name
The name of the Corporation is Crude Carriers Corp.
ARTICLE II
Address; Registered Agent
The address of the Corporation’s registered office in the Republic of The Marshall Islands shall be Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address shall be The Trust Company of the Marshall Islands, Inc.
ARTICLE III
Incorporator
The name and mailing address of the sole incorporator of the Corporation is: Majuro Nominees Ltd., P.O. Box 1405, Majuro, Marshall Islands.
ARTICLE IV
Purpose
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA and without limiting the foregoing the Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.
ARTICLE V
Capital Stock
     Section 1. Definitions. As used herein:
     (a) “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director or officer of such Person, and for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the voting stock or other form of equity interest of such Person or to direct or cause direction of the management and policies of such Person, whether through the ownership of voting stock or other form of equity interest, by contract or otherwise;

     (b) “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof;
     (c) “Voting Power” shall mean, with respect to a class or series of capital stock or classes of capital stock, as the context may require, the aggregate number of votes that the holder(s) of such class or series of capital stock or classes of capital stock, or any relevant portion thereof, entitled to vote at a meeting, as the context may require; and
     (d) “Voting Stock” shall mean, with respect to the Corporation, shares of any class or series of capital stock entitled to vote generally in the election of directors of the Corporation.
     Section 2. Authorized Capital Stock.
     (a) The Corporation shall have authority to issue 1,200,000,000 shares of capital stock, of which (i) 1,000,000,000 shares shall be registered shares of common stock, par value $0.0001 per share (the “Common Stock”), (ii) 100,000,000 shares shall be registered shares of Class B Stock, par value $0.0001 per share (the “Class B Stock”), and (iii) 100,000,000 shares shall be registered shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”); provided that Class B Stock converted into Common Stock pursuant to Section 4(b), Section 4(c) or Section 4(d) below may not be reissued as Class B Stock. Registered shares may not be exchanged for bearer shares.
     (b) Except as may be otherwise required by law or by these Articles of Incorporation, the holders of Common Stock and Class B Stock shall vote together as a single class and their votes shall be counted and totaled together on all matters submitted to a vote of shareholders of the Corporation.
     (c) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts, if any, required to be paid to the Corporation’s creditors and the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock and Class B Stock, and the holders of Common Stock and the holders of Class B Stock shall be entitled to receive the same amount per share in respect thereof. For purposes of this Section 2(c) of Article V, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with or into one or more other corporations or entities (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary.
     Section 3. Common Stock. At every meeting of the shareholders of the Corporation, each holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock registered in such holder’s name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of shareholders except as follows:
     (a) if at any time, any Person or group other than Crude Carriers Investments Corp., a Marshall Islands corporation (“CCIC”), is the beneficial holder of 5.0% or more of the Common Stock then outstanding, then the Voting Power of such Common Stock held by such holder shall be reduced to 4.9% of the Voting Power of the Common Stock then outstanding. The Voting Power of such Common Stock held by such holder that would have been in excess of 4.9% but for the limitation in the previous sentence shall be redistributed pro rata among other holders of the Common Stock holding less than 5.0% of the Common Stock; and
     (b) if at any time, CCIC, its affilates and the transferees and persons who acquired Common Stock with the prior approval of the Board of Directors from CCIC or its affiliates is the beneficial holder, taking into account all applicable attribution rules under the United States Internal Revenue Code of 1986, as amended, in aggregate of 50% or more of the Common Stock then outstanding and such holders are not qualified holders under the applicable U.S. Department of the Treasury regulations sufficient to reduce the nonqualified holders’ stake in the Common Stock below 50%, then the Voting Power of such Common Stock held by such holder shall be reduced to 49% of the Voting Power of the Common Stock then outstanding, except for purposes of votes cast pursuant to Article VI, Section 1(c) of these Articles of Incorporation. The Voting Power of such Common Stock held by such holder that would have been in excess of 49% but for the limitation in the previous sentence shall be redistributed pro rata among other holders of the Common Stock holding less than 4.9% of the Common Stock.
     Section 4. Class B Stock. The Board of Directors shall have the authority to issue shares of Class B Stock in one or more series. Each share of Class B Stock shall have identical designations, preferences, rights, qualifications, limitations and restrictions as a share of Common Stock except as follows:
     (a) at every meeting of the shareholders of the Corporation, each holder of Class B Stock, in person or by proxy, shall be entitled to ten (10) votes for each share of Class B Stock registered in such holder’s name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of shareholders; provided that the Voting Power of the outstanding shares of Class B Stock shall be permanently limited to 49% of the Voting Power of the outstanding Common Stock and Class B Stock, voting together as a single class;
     (b) if a share of Class B Stock is transferred to, or becomes, at any point in time, registered in the name of, any Person other than CCIC or an Affiliate thereof, then such share shall irrevocably, immediately and automatically become a share of Common Stock;
     (c) all shares of our Class B Stock will automatically convert into shares of our Common Stock if the aggregate number of shares of Common Stock and Class B Stock beneficially owned by Crude Carriers Investments Corp. and its affiliates falls below the number of Class B shares issued in connection with the Company's initial public offering, such number of shares to be adjusted for any subdivision or conversion of the Class B Stock.
     (d) each share of Class B Stock shall be convertible irrevocably at any time into one share of Common Stock at the sole discretion of the holder thereof; and
     (e) any provision of these Articles of Incorporation for the voluntary, mandatory or other conversion of shares of Class B Stock into or for shares of Common Stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Common Stock, and every reference in these Articles of Incorporation to a majority or other proportion of the votes of shares of Common Stock or Class B Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock or Class B Stock are entitled.
     Section 5. Preferred Stock. The Board of Directors shall have the authority to establish preferred shares in one or more series and with such designations, preferences and relative, voting, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolutions providing for the issue of such preferred shares. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
     Section 6. Preemptive Rights. Holders of the Corporation’s Common Stock shall have no conversion, redemption or preemptive rights to subscribe to any of the Corporation’s securities. Holders of the Corporation’s Class B Stock shall have preemptive rights to subscribe to the issuance of any of the Company’s Class B Stock.
ARTICLE VI
Directors
     Section 1. Board of Directors.
     (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors (the “Board”).
     (b) The exact number of directors comprising the entire Board shall be not less than three nor more than twelve (subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances) as determined from time to time by resolution adopted by the affirmative vote of a majority of the members of the Board then in office. The shareholders of the Corporation may change the number of directors if and only if 80% of the Voting Power of the aggregate Voting Stock affirmatively elects to do so; provided that such election must specify a number of directors between three and twelve.
     (c) Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders Voting Stock. Cumulative voting, as defined in Section 71(2) of the BCA, shall not be used to elect directors.
     Section 2. Classification; Election; Vacancies; Removal.
     (a) The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of each of the three classes expiring successively each year, with the term of office of the first class to expire at the third annual meeting of shareholders, the term of office of the second class to expire at the second annual meeting of shareholders, and the term of office of the third class to expire at the first annual meeting of shareholders.
     (b) Commencing with the first annual meeting of shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director’s successor is elected and has qualified.
     (c) Any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board then in office, although less than a quorum, or by a sole remaining director, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.
     (d) Any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of not less than 66 2/3% of the Voting Power of the Voting Stock at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this subsection (d) shall not apply with respect to the director or directors elected by such holders of Preferred Stock and such director(s) shall be removed only pursuant to the provisions contained in the resolution(s) of the Board providing for the establishment of any such series of Preferred Stock.
     Section 3. Limitation on Director Liability. To the fullest extent that the BCA or any other law of the Republic of The Marshall Islands as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for actions taken in their capacity as director or officer of the Corporation, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law or (iii) for any transactions from which such director derived an improper personal benefit. No amendment to or repeal of this Section 3 of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
     Section 4. Amendments to this Article. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation to the contrary (and notwithstanding the fact that some lesser percentage may be specified by law), the affirmative vote of not less than 66 2/3% of Voting Power of the Voting Stock shall be required to amend, alter, change or repeal this Article VI.
ARTICLE VII
Shareholder Meetings
     Section 1. Meetings Generally. Meetings of shareholders may be held within or without the Republic of The Marshall Islands, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision of Marshall Islands law) outside the Republic of The Marshall Islands at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.
     Section 2. Special Meetings. Special meetings of the shareholders shall be called only upon the request of a majority of the Board. Special meetings of the shareholders may be held at such time and place as may be stated in the notice of meeting.
     Section 3. Amendments to this Article. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation to the contrary (and notwithstanding the fact that some lesser percentage may be specified by law), the affirmative vote of not less than 66 2/3% of Voting Power of the Voting Stock shall be required to amend, alter, change or repeal this Article VII.
     Section 4. Quorum at Adjourned Meetings. In the event that a quorum does not exist at a shareholder meeting with respect to any vote to be taken by a particular class or series, the holders of a majority of the votes entitled to be cast by the shareholders of such class or series who are present in person or by proxy may adjourn the meeting with respect to the vote(s) to be taken by such class or series. At any such adjourned meeting, the holders of one-third or more of the total Voting Power of the outstanding capital stock of the Corporation entitled to vote at a meeting of the shareholders, present in person or represented by proxy, shall represent a quorum for the transaction of business.
ARTICLE VIII
Bylaws
     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal any bylaw of the Corporation by a vote of not less than a majority of the members of the Board then in office, and the shareholders may not make additional bylaws and may not alter or repeal any bylaw except by the affirmative vote of not less than 66 2/3% of the aggregate Voting Power of the Voting Stock. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation to the contrary (and notwithstanding the fact that some lesser percentage may be specified by the Business Corporations Act), the affirmative vote of not less than 66 2/3% of the aggregate Voting Power of the Voting Stock shall be required to amend, alter, change or repeal this Article VIII.
ARTICLE IX
Business Opportunities of the Corporation
     Section 1. Definitions. For purposes of this Article IX only:
     (a) “Bareboat Charter Agreement” means a contract to charter a tanker vessel of the type then owned or controlled by the Corporation for an agreed period of time at a set rate per day under which all voyage related costs, such as fuel and port dues, and all operating expenses, including maintenance, crewing and insurance, are for the charterer’s account.
     (b) “Bareboat Charter Opportunity” means a potential opportunity to enter into a Bareboat Charter Agreement.
     (c) “Business Opportunity” means a Spot Charter Opportunity, a Period Charter Opportunity, a Bareboat Charter Opportunity, a Vessel Acquisition Opportunity or any other business opportunity that the Corporation would reasonably be expected to be capable of pursuing, but excluding the opportunity to enter a tanker vessel into a tanker pool.
     (d) “Corporation” means the Corporation and all Persons in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.
     (e) “Capital Maritime” means Capital Maritime & Trading Corp., a Marshall Islands corporation, and all Persons (other than the Corporation, as defined in accordance with clause (d) of this Section 1 of this Article IX) in which Capital Maritime beneficially owns (directly or indirectly) 50% or more of the outstanding Voting Stock, Voting Power, partnership interests or similar voting interests or (ii) which otherwise are Affiliates of Capital Maritime.

     (f) “Capital Maritime Entity” means Capital Maritime, its officers and directors and any Person controlled, directly or indirectly, by Capital Maritime, including, without limitation, Capital Ship Management Corp.
     (g) “Manager” means the manager of the Corporation’s fleet.
     (h) “Opportunity Period” means:
•	with respect to a Period Charter Opportunity or Bareboat Charter Opportunity, 48 hours from the time a Capital Maritime Entity notifies Crude Carriers of such Period Charter Opportunity or Bareboat Charter Opportunity;

•	with respect to a Spot Charter Opportunity, a reasonable period of time in light of the circumstances (including without limitation the time period the Spot Charter Opportunity is expected to be available) from the time a Capital Maritime Entity informs Crude Carriers of such Spot Charter Opportunity;

•	with respect to a Vessel Acquisition Opportunity, 120 hours from the time a Capital Maritime Entity notifies Crude Carriers of such Vessel Acquisition Opportunity, unless Crude Carriers notifies Capital Maritime that it wishes to extend the Opportunity Period for such Vessel Acquisition Opportunity, in which case the Opportunity Period for such Vessel Acquisition Opportunity shall be 192 hours from the time a Capital Maritime Entity notifies Crude Carriers of such Vessel Acquisition Opportunity; and

•	with respect to any other Business Opportunity, 120 hours from the time a Capital Maritime Entity notifies Crude Carriers of such Business Opportunity.
     (i) “Period Charter Agreement” means a contract to charter a tanker vessel of the type then owned or controlled by the Corporation for an agreed period of time in excess of three months at a set rate per day under which the charterer pays for the vessel’s voyage expenses, such as fuel and port dues, and the owner is responsible for providing crew and paying operating expenses.
     (j) “Period Charter Opportunity” means a potential opportunity to enter into a Period Charter Agreement.
     (k) “Spot Charter Agreement” means a contract to charter a tanker vessel of the type then owned or controlled by the Corporation for an agreed period of time of up to three months at a set rate per day under which the vessel operator pays for the vessel’s voyage expenses, such as fuel and port dues, and the owner is responsible for providing crew and paying operating expenses.
     (l) “Spot Charter Opportunity” means a potential opportunity to enter into a Spot Charter Agreement.

     (m) “Vessel Acquisition Opportunity” means a potential opportunity to acquire a crude tanker vessel.
     Section 2. General. This Article IX anticipates the possibility that (a) Capital Maritime may be a majority or significant shareholder of the Corporation, (b) certain officers and/or directors of the Corporation may also serve as officers and/or directors of Capital Maritime, (c) the Corporation and Capital Maritime, either directly or through their subsidiaries, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and (d) benefits may be derived by the Corporation through its continued contractual, corporate and business relationships with Capital Maritime. The provisions of this Article IX shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation and its subsidiaries as they may involve Capital Maritime, and their respective officers, directors, agents and employees.
     Section 3. Business Opportunities.
     (a) Except as may be otherwise provided in a written agreement between the Corporation and Capital Maritime, Capital Maritime shall have the right to engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any Business Opportunity in which Capital Maritime engages or seeks to engage merely because the Corporation engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity.
     (b) If Capital Maritime (or another Capital Maritime Entity) becomes aware of a Business Opportunity, whether through an officer or director shared with the Corporation or otherwise, then Capital Maritime shall inform (or cause the relevant Capital Maritime Entity to inform) the Corporation of such Business Opportunity.
     (c) Capital Maritime shall refrain, and shall cause all other Capital Maritime Entities to refrain, from pursuing or acquiring such Business Opportunity from the date a Capital Maritime Entity becomes aware of such Business Opportunity until the Corporation has been notified of the Business Opportunity and the earlier of (i) the time the Opportunity Period for such Business Opportunity has lapsed without the Corporation informing the applicable Capital Maritime Entity that it elects to pursue or acquire the applicable Business Opportunity and (ii) the time the Corporation informs a Capital Maritime Entity that it does not intend to pursue such Business Opportunity.
     (d) After being informed of a Business Opportunity, the Corporation shall inform the Capital Maritime Entity that provided such notice, as promptly as practicable, of its election to (i) pursue or acquire such Business Opportunity, (ii) direct such Business Opportunity to another Person, or (iii) refrain from doing the foregoing.
     (e) If the Corporation elects, within the Opportunity Period, to pursue or acquire such Business Opportunity or to direct such Business Opportunity to another Person, then Capital Maritime shall refrain, and shall cause all other Capital Maritime Entities to refrain, from pursuing or acquiring such Business Opportunity until such time as the Corporation abandons its pursuit of such Business Opportunity. If the Corporation does not elect, within the Opportunity Period, to pursue or acquire such Business Opportunity or to direct such Business Opportunity to another Person, then any Capital Maritime Entity may pursue or acquire such Business Opportunity.

     (f) Notwithstanding the foregoing: (i) if the Corporation notifies a Capital Maritime Entity that it will not pursue or acquire a particular Business Opportunity or direct such Business Opportunity to another Person, thereafter any Capital Maritime Entity may pursue or acquire such Business Opportunity; and (ii) the Capital Maritime Entities shall not be restricted in any way in pursuing business opportunities that are not Business Opportunities.
     Section 4. Termination; survival. Anything in these Amended and Restated Articles of Incorporation to the contrary notwithstanding, this Article IX shall automatically terminate, expire and have no further force and effect on the date that the Business Opportunities Agreement between the Corporation and Capital Maritime (as it may be amended from time to time) is terminated in accordance with its terms. No addition to, alteration of or termination of this Article IX or any other provision of these Amended and Restated Articles of Incorporation shall eliminate or impair the effect of this Article IX on any act, omission, right or liability that occurred prior thereto.
ARTICLE X
Amendment of Articles
     Except as otherwise provided in these Amended Articles of Incorporation, the affirmative vote of more than 50% of the Voting Power of the Voting Stock shall be required to amend, alter, change or repeal these Articles of Incorporation.
ARTICLE XI
Corporate Existence
     Corporate existence began on October 29, 2009.